FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Jon Puckett Vice President Investor Relations Affiliated Computer Services, Inc. 214-841-8281 jon.puckett@acs-inc.com	Kevin Lightfoot Vice President Corporate Communications Affiliated Computer Services, Inc. 214-841-8191 kevin.lightfoot@acs-inc.com

Affiliated Computer Services Issues Statement
Regarding Cerberus/Deason Exclusivity Agreement

DALLAS, TEXAS: August 10, 2007 — Affiliated Computer Services, Inc., (NYSE: ACS), announced today the suspension of the Exclusivity Agreement, dated March 20, 2007, between Darwin Deason, Chairman of the Board of Directors of the Company, and Cerberus Capital Management, L.P., expired at 11:59 p.m. on August 9, 2007. The Exclusivity Agreement is now in effect and is scheduled to expire on November 14, 2007.

However, in light of the current conditions of the credit markets, the Special Committee of the Board of Directors, which is comprised of independent directors not affiliated with Mr. Deason, is in discussions with Cerberus and Mr. Deason regarding an extension of the suspension of the Exclusivity Agreement. In addition, the Special Committee is continuing to have discussions with respect to strategic alternatives. There can be no assurance of any particular outcome.

ACS, a global FORTUNE 500 company with 58,000 people supporting client operations reaching more than 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including our most recent filing. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.